As filed with the Securities and Exchange Commission on September 25, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENERJEX RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	1311	88-0422242
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508
San Antonio, TX 78209
Telephone: (210) 451-5545

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

National Corporate Research, Ltd.
202 South Minnesota Street
Carson City, NV 89703
Telephone: (888) 600-9540

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael E. Pfau, Esq.
Fernando Velez, Jr., Esq.
Reicker, Pfau, Pyle & McRoy LLP
1421 State Street, Ste. B
Santa Barbara, CA 93101
Telephone: (805) 966-2440

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the date this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,685,155	$5.915	$21,797,691.83	$2,807.54
Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	112,658	$25.625	$2,875,595.45	$370.38
			$24,673,287.28	$3,177.92

(1)	Estimated in accordance with Rule 457(c) of the Securities Act with regard to the common stock and preferred stock, based on the average of high and low prices for both classes of shares on September 24, 2014, as reported by the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2014

ENERJEX RESOURCES, INC.

3,685,155 Shares of Common Stock
112,658 Shares of 10% Series A Cumulative Redeemable Perpetual Preferred Stock

We are registering the resale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to 3,685,155 shares of our common stock and up to 112,658 shares of our Series A Cumulative Redeemable Perpetual Preferred Stock that are currently held by certain of the selling stockholders.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or in a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is listed on the NYSE under the symbol “ENRJ,” and our 10% Series A Cumulative Redeemable Perpetual Preferred Stock is listed under the symbol “ENRJPR.” On September 24, 2014, the last reported sale price of our common stock and Series A preferred stock on the NYSE was $5.99 and $25.50, respectively.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 25, 2014.

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or free writing prospectus, and neither we nor the selling stockholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.” Before investing in our securities, you should read this prospectus and any accompanying prospectus supplement or free writing prospectus, as well as the additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference.”

References to the “Company,” “EnerJex,” “we,” “our” and “us” in this prospectus are to EnerJex Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration or continuous offering process. Under the shelf registration process, the selling stockholders named in a prospectus supplement may, from time to time, sell up to 3,685,155 shares of common stock and up to 112,658 shares of Series A preferred stock in one or more offerings as described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time the selling stockholders offer a type or series of securities, the selling stockholders will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of the offering.

A prospectus supplement or free writing prospectus may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement or free writing prospectus, you must rely on the information in the prospectus supplement or free writing prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement or free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than the information incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about the Company and its financial condition, business and results.

We are incorporating by reference the Company’s filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date hereof and prior to the termination of any offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”), filed with the SEC on March 28, 2014;
•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 13, 2014;
•	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 13, 2014;
•	the Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 23, 2014;

•	the Company’s Current Reports on Form 8-K filed on Mary 14, 2014, May 27, 2014, June 2, 2014, June 3, 2014, June 13, 2014, June 17, 2014, June 17, 2014, June 20, 2014, June 23, 2013, July 21, 2014, August 15, 2014 and August 25, 2014 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated); and
•	the description of our common stock contained in our Form 8-A filed on June 12, 2014, including any amendments or reports filed for the purpose of updating the description; and
•	the description of our 10% Series A Cumulative Redeemable Preferred Stock contained in our Form 8-A filed on June 13, 2014, including any amendments or reports filed for the purpose of updating the description.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

EnerJex Resources, Inc.
4040 Broadway, Suite 508
San Antonio, TX 78209
Attn: Robert G. Watson, Jr.
(210) 451-5545

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such statements are subject to the safe harbors created thereby. A forward-looking statement is neither a prediction nor a guarantee of future events. We try, whenever possible, to identify these forward-looking statements by using words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “would,” and similar expressions. Forward-looking statements are related to, among other things:

•	Business objectives and strategic plans;
•	Operating strategies;
•	The need for additional financing;
•	Our products current state of development;
•	Competition in various aspects of our business; and
•	Other risks detailed in our reports.

Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known or unknown risks and uncertainties.

In addition, the factors described under Critical Accounting Policies and Estimates in Part II, Item 7, and Risk Factors in Part I, Item 1A in our most recent Annual Report on Form 10-K, which is incorporated herein by reference into this prospectus, as well as other possible factors not listed, could cause actual results it differ materially from those expressed in forward-looking statements, including, without limitation, the following: declining economic conditions and worsening geopolitical conditions; future profitability is subject to inherent risks in oil and gas; oil and gas prices are volatile; 34% of our total reserves consist of undeveloped reserves; uncertainties in estimating proved reserves; uncertainties in operating risks; changes in availability of capital and credit facility borrowings; effectiveness of management; and changes in accounting standards, policies and practices or related interpretations by auditors or regulatory entities.

All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section and other documents we refer to and incorporate by reference, in order to understand this offering fully. In particular, we incorporate important business and financial information into this prospectus by reference. See the heading “Incorporation of Certain Information by Reference” for information on how you can obtain a copy of the information that has been incorporated by reference but not delivered with this prospectus.

Overview

We operate as an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States.

Our primary business objective is to increase our oil and natural gas production, reserves, and cash flow in a manner that is accretive for our shareholders by acquiring and developing properties that have long reserve lives and offer abundant drilling opportunities with low risk profiles.

We drilled 48 oil wells in 2013 with a 100% success rate, and our ratio of proved reserves to production is 32.8 years based on our annualized production volumes for the three months ended December 31, 2013. For the six months ended June 30, 2014, we reactivated multiple oil and natural gas wells in our Adena Field Project and initiated natural gas production under a new sales contract. In addition, we successfully completed workovers on eight natural gas wells in our Niobrara Project.

As of June 30, 2014, we owned oil and natural gas leases covering more than 90,000 net acres in Kansas, Colorado, Nebraska, Texas, and Wyoming, of which approximately 64% is held by production. We have identified more than 500 drilling locations on this acreage from which we expect to recover commercial quantities of oil and natural gas.

Our total net proved oil and natural gas reserves as of December 31, 2013 were 5.8 million barrels of oil equivalent (Boe), of which 77% was oil. Of the 5.8 million Boe of total proved reserves, approximately 49% were classified as proved developed producing, approximately 17% were classified as proved developed non-producing, and approximately 34% were classified as proved undeveloped. The total PV10 (present value) of our proved reserves as of December 31, 2013 was $102.4 million.

The principal elements of our business strategy are to:

•	Develop Our Existing Properties. We plan to increase our oil and natural gas production, reserves, and cash flow by developing our extensive inventory of drilling locations that we have identified on our existing properties.
•	Maximize Operational Control. We seek to operate and maintain a substantial working interest in the majority of our properties. We believe the ability to control our drilling inventory will provide us with the opportunity to more efficiently allocate capital, manage resources, control operating and development costs, and utilize our experience and knowledge of oil and gas field technologies.
•	Pursue Selective Acquisitions and Joint Ventures. We believe our local presence in Kansas, Colorado, Nebraska, and Texas makes us well-positioned to pursue selected acquisitions and joint venture arrangements in the mid-continent region of the United States.
•	Reduce Unit Costs Through Economies of Scale and Efficient Operations. As we increase our oil and natural gas production and develop our existing properties, we expect that our unit cost structure will benefit from economies of scale. In particular, we anticipate reducing unit costs through greater utilization of our existing infrastructure over a larger number of wells.
•	Reduce Oil Price Risk. We seek to minimize the risk to our business of a decline in future oil prices by entering into derivative or physical hedging arrangements with respect to a portion of our anticipated future oil production.

We were formerly known as Millennium Plastics Corporation and were incorporated in the State of Nevada on March 31, 1999. We abandoned a prior business plan focusing on the development of biodegradable plastic materials. In August 2006, we acquired Midwest Energy, Inc., a Nevada corporation, pursuant to a reverse merger. After the merger, Midwest Energy became a wholly owned subsidiary, and as a result of the merger the former Midwest Energy stockholders controlled approximately 98% of our outstanding shares of common stock. We changed our name to EnerJex Resources, Inc. in connection with the merger, and in November 2007 we changed the name of Midwest Energy (now our wholly owned subsidiary) to EnerJex Kansas, Inc. All of our current operations are conducted through EnerJex Kansas, Inc., Black Raven Energy, Inc., and Black Sable Energy, LLC, and our leasehold interests are held in our wholly owned subsidiaries Black Raven Energy, Inc., Adena, LLC, Black Sable Energy, LLC, Working Interest, LLC, and EnerJex Kansas, Inc.

Recent Developments

On March 14, 2014, Black Raven Energy, Inc. (“Black Raven”), a wholly-owned subsidiary of EnerJex entered into a Settlement and Release Agreement with Atlas Resources, LLC, pursuant to which the parties settled certain disputes regarding the rights and obligations of the parties under that certain Farmout Agreement dated effective as of July 23, 2010.

Pursuant to the Settlement Agreement, among other matters, the parties released each other from certain claims and obligations, the Farmout Agreement was terminated, and the parties entered into a new Gathering Agreement and Contract Operating Agreement under which Atlas shall pay to Black Raven an overhead charge of $12,000 per month from December 1, 2013 through November 30, 2015. Unless the Contract Operating Agreement is terminated at the option of either party after November 30, 2015, from and after December 1, 2015, the overhead charge per month shall be the lesser of (a) $12,000, and (b) an amount equal to $0.25 per thousand cubic feet of natural gas produced in each such month from wells that Black Raven operates for Atlas pursuant to the Contract Operating Agreement.

Pursuant to the Settlement Agreement, Atlas also agreed to pay Black Raven the sum of $687,938.50 and assign to Black Raven its rights to depth in any zone below the Niobrara formation on approximately 8,360 acres that are held by production in Phillips and Sedgwick counties in the State of Colorado. In additional, Black Raven agreed to purchase seven non-producing wells from Atlas for $150,000.

On April 9, 2014, pursuant to a lease purchase agreement effective as of March 31, 2014, we closed a sale to Venado Operating Company, LLC of our interests in approximately 2,250 gross acres comprising our Lonesome Dove Project in Lee County, Texas, for (i) $450,000 in cash, and (ii) the right to receive an average overriding royalty interest of approximately 2.4% in the acreage.

Effective May 12, 2014, West Coast Opportunity Fund, LLC (“WCOF”), and Montecito Venture Fund, LLC (“MVP”), executed an irrevocable voting and proxy agreement, pursuant to which MVP agreed to vote its shares of our capital stock, with respect to the election of nominees to our board of directors, in such manner as WCOF directs. WCOF presently owns approximately 45% of our issued and outstanding voting stock, and MVP owns approximately 6% of our issued and outstanding voting stock. By reason of that irrevocable voting and proxy agreement, WCOF will have the right and power to elect a majority of the members of our board of directors.

On May 22, 2014, we entered into a Seventh Amendment to our Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (the “Bank”). In the Seventh Amendment, the Bank consented to the issuance of the Series A preferred stock and payment of dividends thereon.

Effective after closing of trading in our common stock on May 30, 2014, we effected a 1-for-15 reverse stock split, by which each share of our common stock was reclassified, and changed into  1/15th of a fully paid and nonassessable share of common stock. In lieu of fractions of a share, we are paying to holders of fractions of a share, after the reverse stock split, cash equal to $11.25 per share, which was the minimum value designated in the amended and restated certificate of designations effecting the reverse stock split. All shares held by each stockholder are aggregated for purposes of determining whether that stockholder holds fractions of a share immediately after the reverse stock split.

On June 16, 2014, we adopted the Amended and Restated Certificate of Designation modifying the terms of our then-existing Series A preferred stock. Concurrently with the adoption and filing of that Amended and Restated Certificate of Designation, the holders of our existing Series A preferred stock exchanged each outstanding share of such existing Series A preferred stock for (i) a number of shares of our common stock into which such Series A preferred stock is then convertible immediately prior to the exchange (318,630 shares in the aggregate) and (ii) a number of shares of Series A preferred stock equal to the quotient determined by dividing (x) that portion of the holder’s original Series A preferred stock purchase price that has not yet been paid in dividends, by (y) the original issue price per share at which we sell our shares of Series A preferred stock pursuant to this prospectus.

On June 17, 2014, our common stock began trading on the NYSE MKT under the symbol “ENRJ,” and our Series A preferred stock began trading on the NYSE MKT under the symbol “ENRJPR.”

On June 20, 2014, we closed an underwritten initial public offering of 639,157 shares of our Series A preferred stock at a purchase price of $23.75 per share for gross proceeds of $15.2 million. The shares sold to the underwriters included 83,368 shares pursuant to a 45-day option that was exercised by the underwriters in full on June 20, 2014.

On August 15, 2014, we entered into an Eighth Amendment to our Amended and Restated Credit Agreement with the Bank pursuant to which our borrowing base was increased from $38 million to $40 million and our the maturity of our senior secured revolving line of credit with the Bank was extended by 3 years to October 3, 2018.

Executive Offices

Our principal executive offices are located at 4040 Broadway, Suite 508, San Antonio, Texas 78209, and our telephone number is (210) 451-5545. Our website is www.enerjex.com. Additional information that may be obtained through our website does not constitute part of this prospectus.

THE OFFERING

The following is a brief description of certain terms of this offering and does not purport to be complete. For a more complete description of the terms of the Series A preferred stock, see “Description of Series A Preferred Stock” beginning on page 18 of this prospectus.

Common Stock to be offered by the selling stockholders:
Up to 3,685,155 shares.
Series A preferred stock to be offered by the selling stockholders:
Up to 112,658 shares.
Common stock outstanding immediately after this offering:
7,643,114 shares
Series A preferred stock outstanding immediately after offering:
751,815 shares
Use of proceeds:
We will not receive any proceeds from the sale of shares of our common stock or Series A preferred stock by the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sales of our common stock and Series A preferred stock offered by them pursuant to this prospectus.
NYSE MKT symbols:
Common stock: “ENRJ” Series A Preferred Stock: “ENRJPR”
Common Stock dividend policy:
We have not in the past declared any dividends with regard to our common stock. The declaration, timing and amount of any such dividends will be at the sole discretion of our board of directors and will depend on a variety of factors, including general economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, plans for expansion, tax, legal, regulatory and contractual restrictions and implications, including our loan agreements and such other factors as our board of directors may deem relevant.
Series A preferred stock dividends:
Holders of the Series A preferred stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series A preferred stock at a rate of 10% per annum of the $25.00 liquidation preference per share (equivalent to $2.50 per annum per share). However, if cash dividends on any outstanding Series A preferred stock have not been paid in full for any six consecutive or non-consecutive monthly dividend periods, or if we fail to maintain the listing of the Series A preferred stock on the New York Stock Exchange, NYSE MKT, NASDAQ Stock Market or a successor exchange or quotation system (each, a “National Market”) for a period of at least 180 consecutive days, the dividend rate on the Series A preferred stock will increase to 12% per annum, which we refer to as the “Penalty Rate” increasing by 1% per annum for each subsequent failure to pay a monthly dividend, up to a maximum dividend rate of 15% per annum. Dividends will generally be payable on the last day of each calendar month, to holders of record as of the

15th day of such calendar month. Dividends on the Series A preferred stock will accrue regardless of whether:
• the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends;
• we have earnings;
• there are funds legally available for the payment of such dividends; or
• the dividends are declared by our board of directors.
All payments of dividends made to the holders of Series A preferred stock will be credited against the previously accrued dividends on such shares of Series A preferred stock. We will credit any dividends paid on the Series A preferred stock first to the earliest accrued and unpaid dividend due. As described more fully under “Ranking” below, the payment of dividends with respect to the Series A preferred stock is senior to any dividends to which holders of our common stock are entitled, if any.
Alternative payment of dividends upon dividend default with regard to Series A preferred stock:
If, at any time, there is a dividend default because cash dividends on the outstanding Series A preferred stock are accrued but not paid in full for any monthly dividend period for a total of six consecutive or non-consecutive monthly dividend periods, and the Penalty Rate is imposed as described above, we can elect to pay dividends on the Series A preferred stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if our common stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of our common stock (based on the weighted average daily closing price for the 10 trading day period ending on the trading day immediately preceding the payment) and cash in lieu of any fractional share, or (ii) if our common stock is not listed on a National Market, additional shares of Series A preferred stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share.
Optional redemption of preferred stock:
We may not redeem the Series A preferred stock prior to June 16, 2017, except pursuant to the special redemption upon a Change of Control discussed below. On and after June 16, 2017, we may redeem the Series A preferred stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date.

Special redemption of Series A preferred stock upon change of ownership or control:
Upon the occurrence of a Change of Control, we will have the option upon written notice mailed by us, not less than 30 nor more than 90 days prior to the redemption date and addressed to the holders of record of the Series A preferred stock to be redeemed, to redeem the Series A preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at the following price:

Redemption Date	Redemption Price per share(1)
On or before June 15, 2015	$25.75
After June 15, 2015 and on or before June 15, 2016	$25.50
After June 15, 2016 and on or before June 15, 2017	$25.25
After June 15, 2017	$25.00

(1) plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date
Please see the section entitled “Description of Our Series A Preferred Stock — Redemption” in this prospectus.
A “Change of Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our total voting stock; (ii) that we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of us with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange. For purposes of determining whether a “Change of Control” has occurred, any “group” that exists on the issuance date of the Series A preferred stock offered hereby shall be disregarded.

No maturity or mandatory redemption or Series A preferred stock:
The Series A preferred stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Control as described above or after June 16, 2017.
Ranking of Series A preferred stock:
The Series A preferred stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities rank senior to or on parity with such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares,” (ii) equal to any other shares of equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities are junior or senior to our Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock), referred to as “parity shares,” (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock), referred to as “senior shares,” and (iv) junior to all our existing and future indebtedness.
Liquidation preference of Series A preferred stock:
If we liquidate, dissolve or wind up our operations, the holders of our Series A preferred stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series A preferred stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.
Voting Rights:
Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.
Holders of the Series A preferred stock will generally be entitled to vote only on changes to our articles of incorporation that would be materially adverse to the rights of holders of Series A preferred stock, provided that an increase of the authorized number of shares of preferred stock shall be deemed to not adversely affect such rights. However, if cash dividends on any outstanding Series A preferred stock have not been paid in full for any monthly dividend period for any six consecutive or non-consecutive monthly periods, or if we fail to maintain the listing of the Series A preferred stock on a National Market for a period of at least 180 consecutive days, then the holders of the Series A preferred stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or listing is restored, as applicable.
Material U.S. Federal Income Tax Consequences:
The material U.S. federal income tax consequences of purchasing, owning and disposing of our common stock and Series A preferred stock are described in “Material U.S. Federal Income Tax Consequences” beginning on page 0 of this prospectus. You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Series A preferred stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
Conversion rights of Series A preferred stock:
The Series A preferred stock is not convertible into common stock.
Risk Factors:
Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described below and in our most recent 2013 Form 10-K, which we filed with the SEC on March 28, 2014 and which is incorporated by reference into this prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operation and cash flows could be materially and adversely affected. If this occurs, the trading prices of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information.”

Risks Related to Ownership of Our Series A Preferred Stock

The Series A preferred stock might not have an active trading market, which could reduce its market value and your ability to sell your shares.

An active trading market for the Series A preferred stock might not exist after issuance of the Series A preferred stock offered hereby or, even if it develops, might not last, in which case the trading price of the shares could be reduced and your ability to transfer your shares of Series A preferred stock could be limited. The trading price of the shares will depend on many factors, including the following:

•	prevailing interest rates;
•	the market for similar securities;
•	general economic conditions; and
•	our financial condition, performance and prospects.

We could be prevented from paying dividends on the Series A preferred stock.

Although dividends on the Series A preferred stock are cumulative and will accrue until paid, you will receive cash dividends on the Series A preferred stock only if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series A preferred stock when payable.

In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series A preferred stock.

The Series A preferred stock has not been rated and will be subordinated to all of our existing and future debt.

The Series A preferred stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A preferred stock will be subordinated to all of our existing and future debt. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities and the terms of the Series A preferred stock do not require us to obtain the approval of the holders of the Series A preferred stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series A preferred stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series A preferred stock and would be required to be paid before any payments could be made to holders of our Series A preferred stock.

Investors should not expect us to redeem the Series A preferred stock on the date the Series A preferred stock becomes redeemable or on any particular date afterwards.

We generally may not redeem the Series A preferred stock prior to June 16, 2017. On and after June 16, 2017, we may redeem the Series A preferred stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared)

to, but not including, the redemption date. The Series A preferred stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions. Any decision we may make at any time to redeem the Series A preferred stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders’ equity and general market conditions at that time.

Holders of Series A preferred stock have extremely limited voting rights.

Except as expressly stated in the amended and restated certificate of designations governing the Series A preferred stock, as a holder of Series A preferred stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we may become involved or any sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series A preferred stock. The provisions relating to the Series A preferred stock do not afford the holders of the Series A preferred stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series A preferred stock, so long as the terms and rights of the holders of Series A preferred stock are not materially and adversely changed.

The issuance of future offerings of preferred stock may adversely affect the value of our Series A preferred stock.

Our articles of incorporation, as amended, currently authorizes us to issue up to 25,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. We may issue other classes of preferred shares that would rank on parity with or senior to the Series A preferred stock as to dividend rights or rights upon liquidation, winding up or dissolution. The creation and subsequent issuance of additional classes of preferred shares that, with the consent of two-thirds of the holders of the Series A preferred stock, would be senior to or on parity with our Series A preferred stock would dilute the interests of the holders of Series A preferred stock and any issuance of preferred stock that is senior to the Series A preferred stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A preferred stock.

Holders of the Series A preferred stock may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders of the Series A preferred stock may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A preferred stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction. If any distributions on the Series A preferred stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A preferred stock might decline.

Non-U.S. Holders may be subject to U.S. income tax with respect to gain on disposition of their Series A preferred stock.

If we are a U.S. real property holding corporation at any time within the five-year period preceding a disposition of Series A preferred stock by a non-U.S. holder or the holder’s holding period of the shares disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. If we are a U.S. real property holding corporation, which we expect we are, so long as the Series A preferred stock is regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series A preferred stock unless the holder beneficially owns (directly or by attribution) more than 5% of the total fair market value of the Series A preferred stock at any time during the five-year period ending either on the date of disposition of such interest or other applicable determination date. For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences.”

Our Series A preferred stock is not convertible and if the price of our common stock increases, then holders of Series A preferred stock may not realize a corresponding increase in the value of their Series A preferred stock.

Our Series A preferred stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of our Series A preferred stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and, in the event of dissolution, to satisfy the liquidation preference with respect to, our Series A preferred stock. Moreover, our right to redeem the Series A preferred stock on or after June 16, 2017, could impose a ceiling on its value.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sales of shares of common stock and Series A preferred stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our common stock or Series A preferred stock, but we will bear the costs associated with this registration. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our common stock and Series A preferred stock.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

EnerJex currently is authorized to issue 250,000,000 shares of common stock, $0.001 par value per share, 4,779,460 shares of EnerJex Series A preferred stock, $0.001 par value per share, and 25,000,000 shares of undesignated preferred stock, $0.001 par value per share.

As of September 24, 2014, EnerJex had 7,643,114 shares of EnerJex common stock outstanding, and an aggregate of 333,333 shares of EnerJex common stock reserved for issuance upon the exercise of outstanding stock options granted under the EnerJex Resources, Inc. 2013 Stock Incentive Plan.

As of September 24, 2014, EnerJex had 751,815 shares of EnerJex Series A preferred stock outstanding.

Common Stock

For all matters submitted to a vote of EnerJex stockholders, each holder of EnerJex common stock is entitled to one vote for each share registered in the holder’s name on EnerJex’s books. EnerJex common stock does not have cumulative voting rights. The holders of a majority of the shares of EnerJex common stock can elect all of the directors standing for election. Subject to limitations under Nevada law and preferences that may be applicable to any then outstanding preferred stock, holders of EnerJex common stock are entitled to receive ratably those dividends, if any, as may be declared by the EnerJex board of directors out of legally available funds. Upon the liquidation, dissolution or winding up of EnerJex, the holders of EnerJex common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of EnerJex’s debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. All shares of outstanding EnerJex common stock are fully paid and nonassessable. Holders of EnerJex common stock do not have preemptive or subscription rights, and they have no right to convert their EnerJex common stock into any other securities. There are no redemption or sinking fund provisions applicable to the EnerJex common stock. The rights, preferences and privileges of the holders of EnerJex common stock are subject to the rights of the holders of any series of preferred stock which EnerJex may designate in the future. EnerJex’s articles of incorporation and bylaws do not restrict the ability of a holder of EnerJex common stock to transfer the holder’s shares of EnerJex common stock.

The common stock trades on the NYSE MKT under the symbol “ENRJ.”

Preferred Stock

The EnerJex board of directors is authorized, without approval of EnerJex stockholders subject to any limitations prescribed by law, to issue up to an aggregate of 25 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of EnerJex common stock and Series A preferred stock (with the prior approval of the holders of a two-thirds of the issued and outstanding shares of the Series A Preferred Stock) will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The EnerJex board of directors could authorize the issuance of shares of preferred stock with terms and conditions more favorable than the EnerJex common stock or Series A preferred stock (with the prior approval of the holders of a two-thirds of the issued and outstanding shares of the Series A preferred stock) and with rights that could adversely affect the voting power or other rights of holders of the EnerJex common stock or Series A preferred stock. Prior to issuance of shares of each series of undesignated preferred stock, the EnerJex board of directors is required by the Nevada Revised Statutes and EnerJex’s amended and restated articles of incorporation to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Nevada, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series. If such new series of preferred stock has rights that are senior or equal to those of the Series A preferred stock with respect to dividends or liquidation proceeds, then the terms of such new series must be approved by holders of two-thirds of the issued and outstanding shares of Series A preferred stock. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of EnerJex.

Anti-Takeover Effects of Provisions of EnerJex’s Amended and Restated Articles of Incorporation and Bylaws and Nevada Law

Some provisions of EnerJex’s amended and restated articles of incorporation and bylaws and Nevada law contain provisions that could make the following transactions more difficult: an acquisition of EnerJex by means of a tender offer; an acquisition of EnerJex by means of a proxy contest or otherwise; or removal of EnerJex’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that EnerJex stockholders may otherwise consider to be in their best interest or in EnerJex’s best interests, including transactions that might result in a premium over the market price for EnerJex’s shares.

These provisions, summarized below, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of EnerJex to first negotiate with the EnerJex board of directors. The EnerJex board of directors believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure EnerJex outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaws

The following provisions in EnerJex’s amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control or change in EnerJex’s management, including transactions that EnerJex stockholders may otherwise consider to be in their best interest or in EnerJex’s best interests, including transactions that might result in a premium over the market price for EnerJex’s shares.

•	Authorized But Unissued Capital Stock. EnerJex has shares of common stock and undesignated preferred stock available for future issuance without stockholder approval. EnerJex may use these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on its capital stock. The existence of unissued and unreserved capital stock may enable the EnerJex board of directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of EnerJex by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of EnerJex’s management. In addition, the ability to authorize undesignated preferred stock makes it possible for the EnerJex board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of EnerJex. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of EnerJex.
•	Stockholder Meetings. EnerJex’s amended and restated bylaws provide that a special meeting of stockholders may be called only by EnerJex’s chairman of the board, president and chief executive officer, or by the EnerJex board of directors.
•	Requirements for Advance Notification of Stockholder Nominations and Proposals. EnerJex’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the EnerJex board of directors or a committee of the EnerJex board of directors.

•	No Cumulative Voting Rights. EnerJex’s amended and restated articles of incorporation and bylaws do not provide for cumulative voting rights. The holders of a majority of the shares of common stock entitled to vote in any election of directors, voting together as a single class, can elect all of the directors standing for election.

Nevada Anti-Takeover Law

As a Nevada corporation, EnerJex is subject to Section 78.411 to 78.444 of the Nevada Revised Statutes. This law prohibits a publicly-held Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 78-416 of the Nevada Revised Statues defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10 percent or more of the corporation’s assets involving the interested stockholder;
•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Limitation of Liability and Indemnification

EnerJex’s amended and restated articles of incorporation contains certain provisions permitted under the Nevada Revised Statutes relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law.

In addition, EnerJex’s amended and restated articles of incorporation contain provisions to indemnify EnerJex’s directors and officers to the fullest extent permitted by the Nevada Revised Statutes.

Transfer Agent and Registrar

The transfer agent and registrar for EnerJex common stock and Series A preferred stock is Standard Registrar & Transfer Co., Inc.

DESCRIPTION OF OUR SERIES A PREFERRED STOCK

The terms of the Series A preferred stock are contained in an amended and restated certificate of designation that amends our articles of incorporation, as amended. The following description is a summary of the material provisions of the Series A preferred stock and the amended and restated certificate of designation. It does not purport to be complete. We urge you to read the amended and restated certificate of designation because it, and not this description, defines your rights as a holder of shares of Series A preferred stock. As used in this section, the terms “EnerJex,” “us,” “we” or “our” refer to EnerJex Resources, Inc. and not any of its subsidiaries.

General

The holders of the Series A preferred stock have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock. The Series A preferred stock is not subject to any sinking fund or other obligation of us to redeem or retire the Series A preferred stock, but we may redeem the Series A preferred stock as described below under “Redemption.” Unless redeemed or repurchased by us, the Series A preferred stock will have a perpetual term with no maturity.

The Series A preferred stock is issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See “Book-Entry Procedures” below.

Our Series A preferred stock is currently quoted on the NYSE MKT under the trading symbol “ENRJPR.”

Ranking

The Series A preferred stock ranks:

•	senior to our common stock and any other equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities rank senior to or on parity with such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares;”
•	equal to any shares of equity securities that we may issue in the future, the terms of which do not specifically provide that such equity securities are junior or senior with such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares” (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock);
•	junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series A preferred stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a two-thirds of the outstanding shares of Series A preferred stock), referred to, as “senior shares;” and
•	junior to all our existing and future indebtedness.

Dividends

Holders of the Series A preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% per annum of the $25.00 per share liquidation preference, equivalent to $2.50 per annum per share. Dividends will accrue on a daily basis and be computed on the basis of a 360-day year consisting of twelve 30-day months.

The dividend payment date shall be each the last day of each calendar month. The record date for each monthly dividend period shall be the 15th day of the calendar month in which the dividend payment date falls. Holders of Series A preferred stock will only be entitled to dividend payments for each monthly dividend period pursuant to which they are the holder of record as of the applicable record date. Dividends will generally be payable monthly in arrears on the dividend payment date; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date.

We will not declare or pay or set aside for payment any dividend on the shares of Series A preferred stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. See the risk factor entitled “We could be prevented from paying dividends on the Series A preferred stock” on page 12 of this prospectus for additional information.

Notwithstanding the foregoing, however, dividends on the shares of Series A preferred stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series A preferred stock will not bear interest, and holders of the shares of Series A preferred stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series A preferred stock will be credited to the previously accrued dividends on the shares of Series A preferred stock. We will credit any dividends paid on the shares of Series A preferred stock first to the earliest accrued and unpaid dividend due.

We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series A preferred stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series A preferred stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series A preferred stock and to each parity share so that the amount declared for each share of Series A preferred stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

If we have committed a default by failing to pay the accrued cash dividends on the outstanding Series A preferred stock in full for any six consecutive or non-consecutive monthly periods, which we refer to as a dividend default, then until we have paid all accrued dividends on the shares of our Series A preferred stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full the annual dividend rate on the Series A preferred stock will be increased to 12% per annum, which we refer to as the Penalty Rate, commencing on the first day after the dividend payment date on which such dividend default occurs. Thereafter, the Penalty Rate shall be increased by 1% each successive time we fail to pay the accrued cash dividends on the outstanding Series A preferred stock, up to a maximum of 15%.

If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series A preferred stock in full for any six consecutive or non-consecutive monthly periods, then until we have paid all accrued dividends on the shares of our Series A preferred stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full the holders of our Series A preferred stock will have the voting rights described below. In addition, for any period in which we fail to pay the accrued cash dividends in full on the outstanding Series A preferred stock in full for any six consecutive or non-consecutive monthly periods, we can elect to pay dividends on the Series A preferred stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if our common stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of our common stock (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment)

and cash in lieu of any fractional share, or (ii) if our common stock is not listed on a National Market, additional shares of Series A preferred stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share.

A dividend default will be cured and the stated distribution rate restored once we have paid all accumulated and unpaid dividends in full and have paid dividends at the Penalty Rate in full for each month, either in cash or equity as described above, unless we again fail to pay any monthly dividend for any future month.

Failure to Maintain National Market Listing of Series A Preferred Stock

If we fail to maintain the listing of the Series A preferred stock on a National Market, for a period of 180 consecutive days, which we refer to as a listing default, then the annual dividend rate on the Series A preferred stock will be increased to the Penalty Rate of 12% per annum (without further increases) and holders of Series A preferred stock will have the voting rights described below. See “Voting Rights” below. A listing default will be cured and the stated distribution rate restored once the Series A preferred stock has been listed on a National Market, unless the Series A preferred stock is again not listed.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets, the holders of Series A preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid to, but not including, the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A preferred stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A preferred stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The amended and restated certificate of designation for the Series A preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A preferred stock.

Redemption

Optional Redemption

We may not redeem the Series A preferred stock prior to June 16, 2017, except pursuant to the special redemption upon a Change in Control discussed below. On or after June 16, 2017, we, at our option, upon not less than 30 nor more than 90 days’ written notice, may redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the date fixed for redemption, without interest.

Special Redemption Upon Change of Control

Upon the occurrence of a Change of Control, we will have the option upon written notice mailed by us, not less than 30 nor more than 90 days prior to the redemption date and addressed to the holders of record of the Series A preferred stock to be redeemed, to redeem the Series A preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at the following price:

Redemption Date	Redemption Price per share(1)
On or before June 15, 2015	$25.75
After June 15, 2015 and on or before June 15, 2016	$25.50
After June 15, 2016 and on or before June 15, 2017	$25.25
After June 15, 2017	$25.00

(1)	plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date

A “Change of Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our total voting stock; (ii) that we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of us with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange. For purposes of determining whether a “Change of Control” has occurred, any “group” that exists on the issuance date of the Series A preferred stock offered hereby shall be disregarded.

General Provisions

Unless full cumulative dividends on all Series A preferred stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A preferred stock or parity shares shall be redeemed unless all outstanding Series A preferred stock and parity shares are simultaneously redeemed. Furthermore, unless full cumulative dividends on all outstanding Series A preferred stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series A preferred stock or parity shares; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A preferred stock and parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A preferred stock and parity shares.

If fewer than all of the outstanding Series A preferred stock is to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series A preferred stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A preferred stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series A preferred stock at the address shown on our share transfer books. Each notice shall state:

•	the redemption date,
•	the redemption price per share of Series A preferred stock, plus any accrued and unpaid dividends to, but not including, the date of redemption,
•	the number of shares of Series A preferred stock to be redeemed,
•	the place or places where any certificates issued for Series A preferred stock other than through the DTC book entry described below, are to be surrendered for payment of the redemption price,
•	that dividends on the Series A preferred stock will cease to accrue on such redemption date,
•	that the shares of Series A preferred stock are being redeemed pursuant to our redemption right, and
•	any other information required by law or by the applicable rules of any exchange upon which the Series A preferred stock may be listed or admitted for trading.

If fewer than all outstanding shares of Series A preferred stock is to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series A preferred stock to be redeemed from each such holder.

Upon issuing a notice of redemption, we shall deposit with our registrar and transfer agent the redemption price (including accrued and unpaid dividends) and give the registrar and transfer agent irrevocable instructions and authority to pay such amount to any holder of the Series A preferred stock properly redeeming its shares. For any Series A preferred stock held through DTC book entry, on or prior to the redemption date, the registrar and transfer agent shall deposit the redemption price (including accrued and unpaid dividends) of the Series A preferred stock so called for redemption with DTC in trust for the nominee holders thereof. Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series A preferred stock at the end of two years after the redemption date will be returned to us by the registrar and transfer agent.

After the redemption date, the redeemed shares of the Series A preferred stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the redemption date.

On or after the redemption date, each holder of shares of Series A preferred stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing its Series A preferred stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A preferred stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

If we redeem any shares of Series A preferred stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Voting Rights

If and whenever a dividend default or listing default has occurred, the number of directors then constituting our board of directors will increase by two, and the holders of Series A preferred stock, voting together as a class with the holders of any other parity shares upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any meeting of stockholders called for the purpose of electing directors until such dividend default or listing default has been cured. The term of office of all directors so elected will terminate with the termination of such voting rights, provided however that such voting rights shall be reinstated upon any subsequent dividend default or listing default.

The approval of holders of two-thirds of the outstanding Series A preferred stock, voting as a separate class, is required in order to:

•	amend our articles of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series A preferred stock, provided that an increase of the authorized number of preferred stock shall be deemed to not adversely affect the rights, preferences or voting power of the holders of Series A preferred stock;
•	create or issue any class or series of parity shares or senior shares.

Except as provided above, the holders of Series A preferred stock are not entitled to vote.

Book-Entry Procedures

The Depository Trust Company & Clearing Corporation, which we refer to as DTC, will act as securities depositary for the Series A preferred stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A preferred stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series A preferred stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A preferred stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series A preferred stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A preferred stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as “Direct Participants”, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series A preferred stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series A preferred stock on DTC’s records. You, as the actual owner of the Series A preferred stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A preferred stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A preferred stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series A preferred stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A preferred stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our articles of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series A preferred stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series A preferred stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series A preferred stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series A preferred stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A preferred stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A preferred stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A preferred stock. In that event, we will print and deliver certificates in fully registered form for the Series A preferred stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A preferred stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series A preferred stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

SELLING SHAREHOLDERS

This prospectus relates to the registration of shares of common stock previously issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and the issuance of those shares was not registered with the SEC. Therefore currently the selling shareholders would hold “restricted stock.”

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” and/or any or all of the shares of preferred stock described under the column “Shares of Preferred Stock Being Offered in this Offering” in the tables below. The table below has been prepared based upon information furnished to us by the selling stockholders as of the dates represented in the footnotes accompanying the table. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The following tables and footnotes disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, that the selling stockholder has had within the past three years with us, and the number of shares of our common stock and preferred stock beneficially owned by the selling stockholder before this offering. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after September 24, 2014 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us, that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

We have assumed that all shares of common stock and preferred stock reflected in the tables as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of common stock or preferred stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some, all or none of their shares of common stock being offered in the offering.

Common Stock to be Sold in Offering

Selling Stockholder	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering(1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of This Offering(1)(2)
ABACO TRADERS LIMITED	1	*	1	—	*
ACORN MANAGEMENT PARTNERS LLC	4,761	*	4,761	—	*
ALAN M ARSHT	16,666	*	16,666	—	*
ALAN R TEMPLEMAN	6,666	*	6,666	—	*
ALLARD J HEITKEMPER & LISA J HEITKEMPER TRUSTEES OF THE 2009 ALLARD J HEITKEMPER & LISA J HEITKEMPER REVOCABLE TRUST	5,555	*	5,555	—	*
ALLYN E SELF & LINDA C SELF	200	*	200	—	*
ANDREW B FIRESTONE	31,192	*	31,192	—	*
ANDREW F PUZDER & DEANNA D PUZDER TRUSTEES OF THE PUZDER FAMILY TRUST DATED 09/19/97	33,333	*	33,333	—	*
ANN B WATSON	13,333	*	13,333	—	*
ANN BECHER SMEAD & MICHAEL BYRAM	18,578	*	18,578	—	*
ANN DEACY	12	*	12	—	*
ARAL HOLDING	1	*	1	—	*
ARNOLD MORREN	11	*	11	—	*
BARBARA DELAUNE WARREN LIVING TRUST	28,574	*	28,574	—	*
BLAIR HOLDER	2	*	2	—	*
BRAD FORD	133	*	133	—	*
BRADLEY KRAMER	253	*	253	—	*
BREDA BARRY	1	*	1	—	*
BRENT D WINDOW	23,332	*	23,332	—	*
BRETT HARRELL	133	*	133	—	*
BRIAN E COAKLEY AND SHANONE VEGA COAKLEY	1	*	1	—	*
BROOKS FIRESTONE	11,111	*	11,111	—	*
C&H INVESTMENTS	11,111	*	11,111	—	*
CAROL A REYNOLDS-THOMAS G REYNOLDS JT TEN/WROS	1	*	1	—	*
CHARLES KEITH FUJISAKI IRA ROLLOVER	35,718	*	35,718	—	*
CHARLES SCHWAB & CO INC	8	*	8	—	*
CHAWKI KARIM ASSAF	9	*	9	—	*
CLAY WARD AGENCY LLC	14,287	*	14,287	—	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering(1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of This Offering(1)(2)
CLIFFORD & ALVA A JOHNSON TRUST	23,250	*	23,250	—	*
CONNIE RYAN	3,999	*	3,999	—	*
DANIEL FAMILY TRUST DTD 9/13/2002	13,333	*	13,333	—	*
DANIEL J TEVRIZIAN DDS INC PROFIT SHARING PLAN	42,861	*	42,861	—	*
DANIEL R KIRK	4,600	*	4,600	—	*
DAVID MORREN & LAURA MORREN	1	*	1	—	*
DAVID P LORENZ	1	*	1	—	*
DAVY'S NOMINEE LIMITED	37	*	37	—	*
DECLAN. FORTUNE	3	*	3	—	*
DENYS AND DIANA PEREIRA	2,143	*	2,143	—	*
DENYS PEREIRA IRA ROLLOVER	5,286	*	5,286	—	*
DIANA PEREIRA SIMPLE IRA	3,143	*	3,143	—	*
DOLMEN BUTLER BRISCOE	2	*	2	—	*
DONATO GRIECO	13	*	13	—	*
DOUGLAS M WRIGHT(3)	19,999	*	19,999	—	*
DV-8 ENERGY SERIES VI LLC	3,366	*	3,366	—	*
E TRADE CLEARING LLC	6	*	6	—	*
EATWELL DEVELOPMENT COMPANY LIMITED (AN ENGLISH CORP)	3	*	3	—	*
EDITH DEACY	9	*	9	—	*
EQUITY TRUST COMPANY DBA STERLING TRUST CUSTODIAN FBO CONNIE C GRIFFITH ROTH IRA 147964	2,777	*	2,777	—	*
ERIKA BUSE SIMPLE IRA	571	*	571	—	*
FDC HOLDINGS LTD	26	*	26	—	*
FIRST EQUITY HOLDINGS CORP	1	*	1	—	*
FOREST NOMINEES LIMITED	1	*	1	—	*
FRANCESCA BRANAGAN	2	*	2	—	*
FRED C GRIFFITH	5,333	*	5,333	—	*
FREY LIVING TRUST	87	*	86	1	*
GABRIELLA SANTIN	666	*	666	—	*
GEORGE J SCHLAGEL ROTH IRA	11,111	*	11,111	—	*
GIANLUCA BELE	266	*	266	—	*
GINA MARTINUZZO	373	*	373	—	*
GIORGIO FUSINA & ROSSELLA FUSINA	1,333	*	1,333	—	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering(1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of This Offering(1)(2)
GIUSEPPE CANALI	120	*	120	—	*
GKL CAPITAL LP	16,666	*	16,666	—	*
GRUNDOON LLC	25,000	*	25,000	—	*
GUNDYCO	8	*	8	—	*
HAAS PETROLEUM, LLC	6,666	*	6,666	—	*
HARE & CO	19	*	19	—	*
HART HOLDINGS LLC	17,526	*	17,526	—	*
HARVEY M BURSTEIN	1	*	1	—	*
HENRI ABOUTBOUL	1	*	1	—	*
HSBC REPUBLIC BANK (SUISSE) SA	9	*	9	—	*
JACQUES E SOIRET TRUSTEE OF THE JES FAMILY TRUST	21,192	*	17,526	3,666	*
JAMES ARNOLD & DIANE ARNOLD	8	*	8	—	*
JAMES G BRAKKE AND GLENYS E BRAKKE LIVING TRUST	11,111	*	11,111	—	*
JAMES G MILLER(4)	148,461	1.94%	148,461	—	*
JAMES H SWEENEY III	11,111	*	11,111	—	*
JAMES R WARREN	108,283	1.42%	108,283	—	*
JASMINA MARKOVICH BOZILOVIC	3,333	*	3,333	—	*
JAY & KATHLEEN MORREN TRUST	8	*	8	—	*
JAY SCHENDEL	7,998	*	7,998	—	*
JEFFERY C NEWMAN AND LINDA JUNE NEWMAN TRUST DTD 1/1/1986	26,666	*	26,666	—	*
JEFFREY CREIGHTON NEWMAN JR AND AND ADRIENNE ANN NEWMAN FAMILY TRUST	400,000	5.23%	177,777	222,223	2.91%
JEFFREY GRIECO	4	*	4	—	*
JESS PARKER SIMPLE IRA	714	*	714	—	*
JESSUP FAMILY LLC	26,666	*	26,666	—	*
JJHA LLC	13	*	13	—	*
JOHN CALANAN	7	*	7	—	*
JOHN F O'KEEFE	9,111	*	9,111	—	*
JOHN GRINSTEAD	3,178	*	3,178	—	*
JOHN L SCHWARTZ TRUST	17,859	*	17,859	—	*
JOHN PETOTE	16,666	*	16,666	—	*
JOSEPH AND MARGRIT PETROFSKY TRUSTEES OF THE PETROFSKY COMMUNITY REVOCABLE TRUST OF DECEMBER 19 2001	8,762	*	8,762	—	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering(1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of This Offering(1)(2)
JOSEPH KANE	1	*	1	—	*
KENNETH E RHODES	28,641	*	28,641	—	*
KEVIN KRYSTOFIAK	11,110	*	11,110	—	*
KRUMMRICH ENGINEERING CORP 401K PLAN & TRUST	9,800	*	9,800	—	*
KRUSE FARMS LP	84,708	*	84,708	—	*
L CAP BRIANT III	1	*	1	—	*
LAFLAMME FAMILY REAL ESTATE TRUST U/A 8/16/2007 F LAFLAMME & M HUFFORD TTEES	7,999	*	6,666	1,333	*
LANCE W HELFERT SIMPLE IRA(5)	3,571	*	3,571	—	*
LANCE WILLIAM HELFERT CUSTODIAN FOR MAVERICK JAMES HELFERT UTMA(6)	2,804	*	2,804	—	*
LANCE WILLIAM HELFERT CUSTODIAN FOR MAXWELL PERRY HELFERT UTMA(7)	2,804	*	2,804	—	*
LARRY DUVALL	533	*	533	—	*
LBK RENTALS LLC	3,571	*	3,571	—	*
LEXIS HOLDINGS INT'L LTD	2	*	2	—	*
LLOYDS TSB BANK PLC GENEVA BRANCH	2	*	2	—	*
LORI GILLEM SIMPLE IRA	714	*	714	—	*
MARCIA LITTELL	233	*	233	—	*
MARIA MCCAMBRIGE	3	*	3	—	*
MARK BAUMAN AND SUSAN BAUMAN TRUSTEES OF THE BAUMAN FAMILY TRUST	7,010	*	7,010	—	*
MARK L HAAS AND DEBORAH S HAAS JTWROS	4,177	*	4,000	177	*
MARTIN S NAHIGIAN	107,153	1.40%	107,153	—	*
MARTINO BISCARDO & ANITA BERTOLASO	1,333	*	1,333	—	*
MASSIMO BOLDRIN	120	*	120	—	*
MAUREEN A WALSH	17,013	*	17,013	—	*
MAURO LASTRUCCI	240	*	240	—	*
MICHAEL BARRY	20	*	20	—	*
MICHAEL J CALCAGNO	3,500	*	3,500	—	*
MICHAEL R NEWMAN	19,532	*	16,666	2,866	*
MILTRAY INVESTMENTS LTD	78	*	78	—	*
MONTECITO VENTURE PARTNERS LLC(8)	439,597	5.75%	439,597	—	*
MORMEG LLC	15,265	*	15,265	—	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering(1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of This Offering(1)(2)
MR ALI-REZA BABRIZADEH	1	*	1	—	*
MR DAVID HOLCOMB	13	*	13	—	*
MR JOCELYN CARNEGIE	9	*	9	—	*
MR NELSON REYNERI JR	2	*	2	—	*
MR RICK EARLEY	2	*	2	—	*
MRS CATHERINE WALSH	1	*	1	—	*
MVHS DEVELOPMENT LTD	8	*	8	—	*
NARINDER S DAHIYA & GINA G DAHIYA JT TEN	17,526	*	17,526	—	*
NATIONAL FINANCIAL SERVICES LLC	16,666	*	16,666	—	*
NICK J VALESTRINO TEE NICK J VALESTRINO FAMILY TRUST U/A 04/11/03 AS SEPARATE PROPERTY	21,650	*	21,650	—	*
NORMAN JR DEACY	9	*	9	—	*
PATRICIA M GUTIERREZ	2	*	2	—	*
PATRICK EARLY	4	*	4	—	*
PAUL JAMES ORFALEA NATALIE FLEET ORFALEA TTE THE ORFALEA FAMILY LIVING TRUST DTD 9/16/1997	600,890	7.86%	600,890	—	*
PENSCO TRUST COMPANY LLC FBO MAVERICK HELFERT ROTH IRA(9)	2,143	*	2,143	—	*
PENSCO TRUST COMPANY LLC FBO MAXWELL HELFERT ROTH IRA(10)	2,143	*	2,143	—	*
PERRY TRUST	9,464	*	9,464	—	*
PERSHING LLC	3	*	3	—	*
PETER RYAN	31	*	31	—	*
PFAU REVOCABLE TRUST OF 2003	8,762	*	8,762	—	*
PHILIP CARNEY	3	*	3	—	*
PHILIP LOWE & NANCY LOWE	8,762	*	8,762	—	*
PHILLIP FRICK	126	*	126	—	*
PROJECT 123 LTD	6	*	6	—	*
RGW ENERGY LLC(11)	266,666	3.49%	266,666	—	*
RICHARD MENCHACA(12)	5,000	*	5,000	—	*
RICHARD S TAYLOR & DIANE TAYLOR	2,777	*	2,777	—	*
ROBERT BOSWELL	3,333	*	3,333	—	*
ROBERT DEACY	12	*	12	—	*
ROBERT W BAIRD & CO INC	1	*	1	—	*
ROBERTA FEIST	8,333	*	8,333	—	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering(1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of This Offering(1)(2)
ROGER MADDOCK	21	*	21	—	*
RONALD ABRAM	4,181	*	4,181	—	*
RUDY BRESSAN	466	*	466	—	*
RYAN ATTICUS LOWE SIMPLE IRA(13)	8,572	*	8,572	—	*
SAMSON LLC	54,625	*	54,625	—	*
SCOTTRADE INC	1	*	1	—	*
SEAN A DOOM LISA ANN DOOM	4,000	*	4,000	—	*
SHIA BEN-HUR	1	*	1	—	*
SPERRY YOUNG & STOECKLEIN	6	*	6	—	*
STEPHEN W GROPP	2	*	2	—	*
STIFEL NICOLAUS & CO INC	13	*	13	—	*
TD AMERITRADE	6	*	6	—	*
THE AVERY FAMILY REVOCABLE TRUST U/A 7/15/99	8,762	*	8,762	—	*
THE HELFERT LIMITED PARTNERSHIP C/O FIDELITY INVESTMENTS	3,505	*	3,505	—	*
THE HELFERT REVOCABLE TRUST C/O WILLIAM H HELFERT, TRUSTEE	4,557	*	4,557	—	*
THE HON JOCELYN JAB CARNEGIE	1	*	1	—	*
THE R AND N VALLICELLA FAMILY TRUST	8,333	*	8,333	—	*
THOMAS BERNABLE ORRADRE	16,666	*	16,666	—	*
THOMAS J CURRAN	1,401	*	1,401	—	*
THOMAS M MCCULLEY	6,888	*	5,555	1,333	*
THOMAS MCGRATH	3	*	3	—	*
TOM FORDE	8	*	8	—	*
ULSTER BANK PLC	22	*	22	—	*
VICTOR CHALFOUN	1	*	1	—	*
VICTORIA A STEELE	1	*	1	—	*
VICTORIA D WARD TRUSTEE OF THE VICTORIA D WARD TRUST U/A DATED 04/13/1994	8,762	*	8,762	—	*
WACHOVIA SECURITIES INC	1	*	1	—	*
WENDY & JAMES HOWELLS TRUST U/T/A/ DTD 7/11/05	16,666	*	16,666	—	*
WEST COAST OPPORTUNITY FUND LLC(14)	3,439,524	45.00%	710,644	2,728,880	35.70%

Selling Stockholder	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering(1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of This Offering(1)(2)
WILLIAM H HELFERT SEP IRA(15)	7,010	*	7,010	—	*
WILLIAM KRAMER	450	*	450	—	*
WILLIAM LENNON	1	*	1	—	*
WILLIAM R KRUSE	132,812	1.74%	18,333	114,479	1.50%
WILLIAM STERK	8	*	8	—	*
WILLIAM STERK	2	*	2	—	*
WILLIAM T STOECKINGER	200	*	200	—	*
Total	6,760,113	73.90%	3,685,155	3,074,958	40.23%

*	Less than 1%.
(1)	Percentage ownership is based on a denominator equal to the sum of (i) 7,643,114 shares of our common stock outstanding as of September 24, 2014, and (ii) the number of shares of common stock and shares of common stock issuable upon exercise or conversion of convertible securities beneficially owned by the applicable selling stockholder.
(2)	Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.
(3)	The selling stockholder currently serves and has served since August 15, 2012 as Chief Financial Officer of the Company. Includes the following securities that are not being sold in this offering: 300,000 shares of our common stock held by the selling stockholder, and 36,110 shares of common stock issuable upon exercise of options.
(4)	The selling stockholder currently serves and has served since December 31, 2010 as a member of the Board of Directors of the Company. Includes 2,100,455 shares of common stock not being offered in this offering.
(5)	Lance W. Helfert, the trustee of the selling stockholder, is a member of the Board of Directors of the Company. Mr. Helfert has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Does not include the following securities that are being offered in this offering: 439,597 shares of common stock held by Montecito Venture Partners, LLC, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maverick Helfert Roth IRA, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maxwell Helfert Roth IRA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maverick James Helfert UTMA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maxwell Perry Helfert UTMA, and 3,439,534 shares of common stock held by West Coast Opportunity Fund. The selling shareholder disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such selling shareholder is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(6)	Lance W. Helfert, the trustee of the selling stockholder, is a member of the Board of Directors of the Company. Mr. Helfert has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Does not include the following securities that are being offered in this offering: 439,597 shares of common stock held by Montecito Venture Partners, LLC, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maverick Helfert Roth IRA, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maxwell Helfert Roth IRA, 3,571 shares of common stock held by the Lance W. Helfert Simple IRA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maxwell Perry Helfert UTMA, and 3,439,534 shares of common stock held by West Coast Opportunity Fund. The selling shareholder disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such selling shareholder is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(7)	Lance W. Helfert, the trustee of the selling stockholder, is a member of the Board of Directors of the Company. Mr. Helfert has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Does not include the following securities that are being offered in this offering: 439,597 shares of common stock held by Montecito Venture Partners, LLC, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maverick Helfert Roth IRA, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maxwell Helfert Roth IRA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maverick James Helfert UTMA, 3,571 shares of common stock held by the Lance W. Helfert Simple IRA, and 3,439,534 shares of common stock held by West Coast Opportunity Fund. The selling shareholder disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such selling shareholder is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(8)	The selling shareholder is a controlled affiliate of West Coast Asset Management, Inc. Ryan A. Lowe and Lance W. Helfert are the Managers of Montecito Venture Partners, LLC, which directly owns all of the shares listed opposite its name in the table above. The selling shareholder disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such selling shareholder is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(9)	Lance W. Helfert, the trustee of the selling stockholder, is a member of the Board of Directors of the Company. Mr. Helfert has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Does not include the following securities that are being offered in this offering: 439,597 shares of common stock held by Montecito Venture Partners, LLC, 3,571 shares of common stock held by the Lance W. Helfert Simple IRA, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maxwell Helfert Roth IRA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maverick James Helfert UTMA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maxwell Perry Helfert UTMA, and 3,439,534 shares of common stock held by West Coast Opportunity Fund. The selling shareholder disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such selling shareholder is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(10)	Lance W. Helfert, the trustee of the selling stockholder, is a member of the Board of Directors of the Company. Mr. Helfert has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Does not include the following securities that are being offered in this offering: 439,597 shares of common stock held by Montecito Venture Partners, LLC, 2,143 shares of common stock held by Pensco Trust Company LLC FBO Maverick Helfert Roth IRA, 3,571 shares of common stock held by the Lance W. Helfert Simple IRA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maverick James Helfert UTMA, 2,804 shares of common stock held by Lance William Helfert Custodian for Maxwell Perry Helfert UTMA, and 3,439,534 shares of common stock held by West Coast Opportunity Fund. The selling shareholder disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such selling shareholder is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(11)	Robert G. Watson, the sole member of selling stockholder, currently serves and has served since December 31, 2010 as member of the Board of Directors of the Company and as the Chief Executive Officer of the Company. Mr. Watson has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Does not include 57,500 shares issuable upon exercise of options.

(12)	The selling stockholder currently serves and has served since June 7, 2013 as a member of the Board of Directors of the Company. Includes 70,000 shares of common stock not offered in this offering.
(13)	Ryan A. Lowe, the trustee of the selling stockholder, currently serves and has served since December 31, 2010 as a member of the Board of Directors of the Company and currently serves and has served since 2011 as Senior Vice President of Corporate Development of the Company. Mr. Lowe has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Does not include the following securities that are being offered in this offering: 439,597 shares of common stock held by Montecito Venture Partners, LLC, and 3,439,534 shares of common stock held by West Coast Opportunity Fund. The selling shareholder disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such selling shareholder is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(14)	West Coast Asset Management, Inc. (the “Managing Member”) is the Managing Member of selling stockholder, which directly owns all of the shares listed opposite its name in the table above. Lance W. Helfert and Ryan A. Lowe serve on the investment committee of the Managing Member. Mr. Lowe and Mr. Helfert have the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Each of Mr. Helfert and Mr. Lowe disclaim beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(15)	The trustee of the selling shareholder is the father of Lance W. Helfert, a member of the Company’s Board of Directors.

Preferred Stock to be Sold in Offering

Registration	Shares of Preferred Stock Beneficially Owned Before This Offering	Percentage of Outstanding Preferred Stock Beneficially Owned Before This Offering(1)	Shares of Preferred Stock Being Offered in This Offering	Shares of Preferred Stock Beneficially Owned Upon Completion of This Offering	Percentage of Outstanding Preferred Stock Beneficially Owned Upon Completion of This Offering(1)(2)
ANN BECHER SMEAD & MICHAEL BYRAM	6,121	0.8%	6,121	0	0.0%
THOMAS J CURRAN	462	0.1%	462	0	0.0%
NARINDER S DAHIYA & GINA G DAHIYA JT TEN	5,775	0.8%	5,775	0	0.0%
HART HOLDINGS LLC	5,775	0.8%	5,775	0	0.0%
JACQUES E SOIRET TRUSTEE OF THE JES FAMILY TRUST	5,775	0.8%	5,775	0	0.0%
JOSEPH AND MARGRIT PETROFSKY TRUSTEES OF THE PETROFSKY COMMUNITY REVOCABLE TRUST OF DECEMBER 19 2001	2,887	0.4%	2,887	0	0.0%
KRUMMRICH ENGINEERING CORP 401K PLAN & TRUST	3,465	0.5%	3,465	0	0.0%
KRUSE FARMS LP	9,240	1.2%	9,240	0	0.0%
MARK BAUMAN AND SUSAN BAUMAN TRUSTEES OF THE BAUMAN FAMILY TRUST	2,310	0.3%	2,310	0	0.0%
MONTECITO VENTURE PARTNERS LLC(3)	56,990	7.6%	56,990	0	0.0%
PFAU REVOCABLE TRUST OF 2003	2,887	0.4%	2,887	0	0.0%
PHILIP LOWE & NANCY LOWE	2,887	0.4%	2,887	0	0.0%
THE AVERY FAMILY REVOCABLE TRUST U/A 7/15/99	2,887	0.4%	2,887	0	0.0%
VICTORIA D WARD TRUSTEE OF THE VICTORIA D WARD TRUST U/A DATED 04/13/1994	2,887	0.4%	2,887	0	0.0%
WILLIAM H HELFERT SEP IRA(4)	2,310	0.3%	2,310	0	0.0%
Total	112,658	15.00%	112,658	0	0.00%

(1)	Percentage ownership is based on a denominator equal to the sum of (i) 751,815 shares of our preferred stock outstanding as of September 24, 2014, and (ii) the number of shares of preferred stock beneficially owned by the applicable selling stockholder.
(2)	Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.
(3)	The selling shareholder is a controlled affiliate of West Coast Asset Management, Inc. Ryan A. Lowe and Lance W. Helfert are the Managers of Montecito Venture Partners, LLC, which directly owns all of the shares listed opposite its name in the table above. Mr. Lowe and Mr. Helfert disclaim beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.

(4)	The trustee of the selling shareholder is the father of Lance W. Helfert, a member of the Company’s Board of Directors.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such persons, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	underwritten transactions;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

INFORMATION WITH RESPECT TO REGISTRANT

All information, except the ownership of certain beneficial owners and management, required under Item 11 of Registration Statement on Form S-1 is incorporated herein by reference to our 2013 Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and March 31, 2014, respectively, and our Definitive Proxy Statement on Schedule 14A filed on July 23, 2014, in connection with our Annual Meeting of Stockholders.

Information regarding the following is incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and March 31, 2014, respectively:

•	Description of Business
•	Description of Property;
•	Legal Proceedings;
•	Financial Statements;
•	Selected Financial Data;
•	Supplementary Financial Information;
•	Management’s Discussion and Analysis of Financial Condition and Results of Operation;
•	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure; and
•	Quantitative and Qualitative Disclosures about Market Risk.

Information regarding the following is incorporated by reference form our Definitive Proxy Statement on Schedule 14A filed on July 23, 2014, in connection with our 2014 Annual Meeting of Stockholders:

•	Directors, Executive Officer and Corporate Governance;
•	Executive Compensation; and
•	Certain Relationships and Related Transactions, and Director Independence.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of EnerJex’s knowledge, about the ownership of EnerJex’s common stock on September 24, 2014, 2014 relating to those persons known to beneficially own more than 5% of EnerJex’s capital stock and by EnerJex’s directors and executive officers. The percentage of beneficial ownership for the following table is based on 7,643,114 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after Septemer 24, 2014, 2014 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of EnerJex’s common stock.

Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Outstanding Shares of Common Stock(2)
Robert G. Watson, Jr., CEO/President and Director(3)	324,166	4.2%
Ryan A. Lowe, Director(4)(5)	3,887,695	50.9%
Lance W. Helfert, Director(4)(5)	3,892,589	50.9%
James G. Miller, Director	149,924	2.0%
West Coast Opportunity Fund LLC(4) 1205 Coast Village Road Montecito, CA 93108	3,439,524	45.0%
Montecito Venture Partners, LLC(5) 1205 Coast Village Road Montecito, California 93108	439,597	5.8%
Orfalea Family Revocable Trust	600,847	7.9%
Newman Family Trust	400,000	5.2%
Douglas M. Wright, CFO(6)	56,110	0.7%
David L. Kunovic, Executive Vice President(7)	22,299	0.3%
Richard E. Menchaca, Director	5,000	0.1%
Directors, Officers and Beneficial Owners as a Group		57.60	%(8)

(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Registrant, 4040 Broadway, Suite 508, San Antonio, Texas 78209.
(2)	Figures are rounded to the nearest tenth of a percent.
(3)	Includes 266,666 shares held by RGW Energy, LLC, of which Mr. Watson is the sole member, and 57,500 shares under an option granted to Mr. Watson to purchase 60,000 shares of common stock at $0.40 per share. Mr. Watson vests in that option in equal monthly increments over 48 months commencing January 1, 2011.
(4)	West Coast Asset Management, Inc. (the “Managing Member”) is the Managing Member of West Coast Opportunity Fund, LLC, which directly owns all of the shares listed opposite its name in the table above. Lance W. Helfert and Ryan A. Lowe serve on the investment committee of the Managing Member. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.

(5)	Montecito Venture Partners, LLC is a controlled affiliate of West Coast Asset Management, Inc. Ryan A. Lowe and Lance W. Helfert are the Managers of Montecito Venture Partners, LLC, which directly owns all of the shares listed opposite its name in the table above. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(6)	Includes 20,000 shares held by Mr. Wright and 36,110 shares under an option agreement granting Mr. Wright the option to purchase 50,000 shares of common stock at $10.50 per share. Mr. Wright vested in 16,666 shares in that option during August 2013 and vests the remainder in equal monthly increments over 24 months thereafter.
(7)	Includes 5,633 shares held by Mr. Kunovic and 16,666 shares under an option agreement granting Mr. Kunovic the option to purchase 50,000 shares of common stock at $10.50 per share. Mr. Kunovic will vest in 16,666 shares in that option during October 2014 and will vest the remainder in equal monthly increments over 24 months thereafter.

EXPERTS

The financial statements of EnerJex as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, incorporated in this prospectus by reference, and the effectiveness of EnerJex’s internal control over financial reporting as of December 31, 2013, hasve been audited by L.L. BradfordWeaver, Martin & Samyn, LLC, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of EnerJex as of December 31, 2012, and for the year ended December 31, 2012, incorporated in this prospectus by reference, and the effectiveness of EnerJex’s internal control over financial reporting as of December 31, 2012, has been audited by Weaver, Martin, & Samyn, LLC, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The information included in this prospectus, as of December 31, 2013 and 2012 relating to EnerJex’s estimated quantities of oil and gas reserves is derived from reserve reports prepared by MHA Petroleum Consultants LLC. This information is included in this proxy statement/information statement/prospectus in reliance upon such firm as experts in matters contained in the reports.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

In addition, we maintain a website that contains information, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.enerjex.com. Information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website addresses only as inactive textual references and do not intend it to be an active link to its website.

We have filed with the SEC a registration statement on Form S-1, which includes exhibits and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses (other than discounts, commissions, and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) to be incurred in connection with the offering of the securities being registered hereby, all of which will be borne by us. All of the amounts shown are estimated except the SEC registration fees.

SEC registration fee		$3,177.89
FINRA filing fees	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Underwriting Fees	$	*
Accounting fees and expenses	$	*
Total	$	*

*	to be included in amendment

Item 14. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation’s best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

On January 15, 2014, we issued 7,333 shares of Common Stock to employees in consideration of their service pursuant to an exemption from registration under Regulation D.

On February 5, 2014, we issued 4,761 shares of Common Stock to a vendor’s designee in consideration for public relations services pursuant to an exemption from registration under Regulation D.

On March 17, 2014, we issued 4,761 shares of Common Stock to a vendor’s designee in consideration of public relations services pursuant to an exemption from registration under Regulation D.

On May 28, 2014, we issued 16,000 shares of Common Stock to employees and 10,000 shares of common stock to directors in consideration of their service pursuant to an exemption from registration under Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

The list of exhibits in the Index to Exhibits to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on September 25, 2014.

EnerJex Resources, Inc., a Nevada corporation

By:	/s/ Robert G. Watson, Jr. Robert G. Watson, Jr. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Robert G. Watson, Jr., and acting singly, as the person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in the person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the dates indicated.

/s/ Robert G. Watson Robert G. Watson	Director and Chief Executive Officer (Principal Executive Officer)	September 25, 2014
/s/ Douglas M. Wright Douglas M. Wright	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 25, 2014
/s/ R. Atticus Lowe R. Atticus Lowe	Director and Senior Vice President of Corporate Marketing	September 25, 2014
/s/ Lance Helfert Lance Helfert	Director	September 25, 2014
/s/ James G. Miller James G. Miller	Director	September 25, 2014
/s/ Richard Menchaca Richard Menchaca	Director	September 25, 2014

INDEX TO EXHIBITS

In reviewing the agreements included as exhibits to this registration statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about EnerJex or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about EnerJex may be found elsewhere in this registration statement and their other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit No.	Description
2.1	Agreement and Plan of Merger between Millennium Plastics Corporation and Midwest Energy, Inc. effective August 15, 2006 (incorporated by reference to Exhibit 2.3 to the Form 8-K filed on August 16, 2006).
2.2	Agreement and Plan of Merger by and among Registrant, BRE Merger Sub, Inc., Black Raven Energy, Inc. and West Coast Opportunity Fund, LLC dated July 23, 2013 (incorporated herein by reference to Exhibit 10.4 on Form 8-K filed July 29, 2013).
3.1	Amended and Restated Articles of Incorporation, as currently in effect (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed on August 14, 2008)
3.2	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.3 to the Form SB-2 filed on February 23, 2001)
3.3	Certificate of Amendment of Articles of Incorporation (Previously filed)
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.3 to the Form S-1/A filed on May 27, 2008)
4.2	Specimen Series A Preferred Stock Certificate (incorporated by reference to Exhibit 4.4 to the Form S-1/A filed on June 4, 2014)
4.3	Amended and Restated Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 4.6 to the Form S-1/A filed on June 3, 2014).
10.1	Amended and Restated 2002/2003 Stock Option Plan (incorporated by reference to Exhibit 10 to the Form 8-K filed on May 11, 2007).
10.2	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on October 16, 2008)
10.3	Amended and Restated Credit Agreement dated October 3, 2011 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on October 6, 2011).
10.4	Rantoul Partners General Partnership Agreement dated December 14, 2011 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on December 14, 2011).

Exhibit No.	Description
10.5	First Amendment to Amended and Restated Credit Agreement dated December 14, 2011 (incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on December 14, 2011).
10.6	First Amendment to General Partnership Agreement for Rantoul Partners dated March 30, 2012 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on April 5, 2012).
10.7	Share Option Agreement by and among the EnerJex and Enutroff dated August 31, 2012 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on October 10, 2012).
10.8	Second Amendment to Amended and Restated Credit Agreement dated August 31, 2012 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on November 8, 2012).
10.9	Third Amendment to Amended and Restated Credit Agreement dated November 2, 2012 (incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on November 8, 2012).
10.10	Securities and Asset Purchase Agreement by and among Registrant and James Loeffelbein and Enutroff dated November 3, 2012 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on January 7, 2013).
10.11	Second Amendment to General Partnership Agreement of Rantoul Partners dated November 27, 2012 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on November 29, 2012).
10.12	Amended and Restated Employment Agreement by and among Registrant and Robert G. Watson, Jr. dated December 31, 2012 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on January 4, 2013).
10.13	Partial Assignment of Assets by and among Rantoul Partners and Working Interest, LLC, dated December 31, 2012 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on January 30, 2013).
10.14	Fourth Amendment to Amended and Restated Credit Agreement by and among Registrant and Texas Capital Bank dated December 31, 2012 (incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on January 30, 2013).
10.15	First Amendment to Amended & Restated Mortgage Security Agreement, Financing Statement and Assignment of Production by and among Working Interest, LLC and Texas Capital Bank dated December 31, 2012 (incorporated herein by reference to Exhibit 10.3 on Form 8-K filed on January 30, 2013).
10.16	Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues by and among Working Interest, LLC and Texas Capital Bank dated December 31, 2012 (incorporated herein by reference to Exhibit 10.4 on Form 8-K filed on January 30, 2013).
10.17	2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 on Registration Statement on Form S-8 filed on June 12, 2013).
10.18	Fifth Amendment to Amended and Restated Credit Agreement by and among Registrant and Texas Capital Bank, N.A. dated September 30, 2013 (incorporated herein by reference to Exhibit 10.1 on Form 8-K filed October 1, 2013).
10.19	Sixth Amendment to Amended and Restated Credit Agreement by and among Registrant and Texas Capital Bank, N.A., dated November 19, 2013 (incorporated by reference to Exhibit 10.37 to Form 10-Q filed May 13, 2014).
10.20	Exchange Agreement between Enerjex Resources, Inc. and holders of Series A preferred stock (incorporated by reference to Exhibit 10.35 to Form S-1/A filed on April 22, 2014).
10.21	Seventh Amendment to Amended and Restated Credit Agreement by and among Registrant and Texas Capital Bank, N.A. dated May 22, 2014 (incorporated by reference to Exhibit 10.1 to Form 8-K filed May 27, 2014).
21.1	Subsidiaries*
23.1	Consent of L.L. Bradford & Company, LLC, independent registered public accounting firm*

Exhibit No.	Description
23.2	Consent of MHA Petroleum Consultants, LLC*
23.3	Consent of Weaver, Martin & Samyn, LLC, independent registered public accounting firm*
24.1	Power of Attorney (included with signatures).
99.1	MHA Petroleum Consultants, LLC reserve report for Enerjex Resources, Inc. related to proved reserves as of December 31, 2013*

(b)	Financial Statement Schedules
*	Filed herewith.
†	To be filed by amendment.